EXHIBIT 99.1

Affymetrix Updates First Quarter

SANTA CLARA, Calif., April 3 /PRNewswire-FirstCall/ — Affymetrix, Inc. (Nasdaq: AFFX), today reported that based on preliminary financial data, the company expects product and related revenue as well as net income for the first quarter of 2003 to be lower than previous guidance.

“After posting record revenues for fiscal year 2002, our rate of growth has been affected by global economic weakness and cautious capital spending,” said Greg Schiffman, Affymetrix’ senior vice president and chief financial officer. “While academic array revenue growth remained strong, capital spending in the academic and biotech sectors has slowed.”

Affymetrix now expects product and related revenue for the first quarter of 2003 to be in the range of $60-62 million, compared to previous guidance of $71-73 million. The company will release first quarter operating results after the close of the market on April 23, 2003. Company management will conduct its quarterly conference call and provide financial guidance at 2:00 p.m. Pacific Time on that date.

About Affymetrix:

Affymetrix is a market leader in creating breakthrough tools that are driving the genomic revolution. By applying the principles of semiconductor technology to the life sciences, Affymetrix develops and commercializes systems that help scientists improve the quality of life. The Company’s customers include pharmaceutical, biotechnology, agrichemical, diagnostics and consumer products companies as well as academic, government and other non- profit research institutes. Affymetrix offers an expanding portfolio of integrated products and services, including its integrated GeneChip(R) platform, to address growing markets focused on understanding the relationship between genes and human health. Additional information on Affymetrix can be found at www.affymetrix.com.

All statements in this press release that are not historical are “forward- looking statements” within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix’ “expectations,” “beliefs,” “hopes,” “intentions,” “strategies” or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to risks of the Company’s ability to achieve and sustain higher levels of revenue, higher gross margins, reduced operating expenses, uncertainties relating to technological approaches, product development, manufacturing, market acceptance, personnel retention, uncertainties related to cost and pricing of Affymetrix products, dependence on collaborative partners, uncertainties relating to sole source suppliers, uncertainties relating to FDA and other regulatory approvals, competition, risks relating to intellectual property of others and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix’ Form 10- K for the year ended December 31, 2002 and other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix’ expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Note: Affymetrix, GeneChip and the Affymetrix logo are registered trademarks used by Affymetrix, Inc.